Exhibit 99.1

YOU On Demand Appoints New Members to Board of Directors

-Bruno Wu of Sun Seven Stars appointed Chairman

NEW YORK, January 12, 2016— YOU On Demand Holdings, Inc. (NASDAQ: YOD) ("YOU On Demand" or "YOD" or the “Company”), a leading Video On Demand ("VOD") service provider in China, delivering Hollywood movies & premium content to TV and mobile screens, announced today the appointments to the Company’s Board of Directors of Bruno Wu and Jian Ren (Jerry) Fan, with Mr. Wu elected as Chairman of the Board, effective January 6, 2016. Mr. Fan was also appointed to the Company’s Audit Committee.

YOU On Demand Founder Shane McMahon will assume the role of Vice Chairman while Xuesong Song will step down as Executive Chairman of YOD but remain on the Board as a Director.

Over the past 20 years in China and the Asia Pacific region, Mr. Jerry Fan has been a top management veteran for several multi-national technology companies in China.

Most recently, over the last three years, Mr. Fan has been working for Analog Devices, Inc. (a global semiconductor leader; Nasdaq: ADI) as Managing Director and Country Manager for the Greater China region. At ADI, he manages overall strategy and execution of Sales and Marketing.

Prior to ADI, Mr. Fan had been working for Cisco Systems (Nasdaq: CSCO) for 15 years with a number of senior management roles, including Sales Managing Director for Cisco China, Sale Director for Cisco Australia and Senior Manager for Operations and Strategy for the Cisco Service Provider business based in Hong Kong. At Cisco Systems, Jerry established successful business and marketing experience with different industries and geographies throughout China and Asia Pacific region.

Mr. Fan started his career in 1998 working at Fudan University as a faculty member in both teaching and research roles. He graduated from Fudan University with a Computer Science Bachelor degree and an Executive MBA degree from CEIBS (China European International

Business School) in 1999.

Bruno Zheng WU is a leading media investor and entrepreneur in China. He was chairman of Sun Media Group from 1999 to 2007 and former director of Shanda Group from 2006 to 2009. Mr. Wu also served as co-chairman of Sina from 2001 to 2002, during which he played a key role in Sina’s business transformation. Additionally, Mr. Wu served as the chief operating officer for ATV, one of the two free-to-air television broadcasters in Hong Kong, from 1998 to 1999. While at ATV he drastically improved operational and financial performance for the company and improved audience ratings.

Mr. Wu is the founder, co-chairman and CEO of Sun Seven Stars Media Group Limited, one of the largest and most diversified private media and investment companies in China. Its predecessor is Sun Media Group Holdings Limited, which was established by Mr. Wu and Ms. Lan YANG in 1999 and became one of the leading entertainment, media and investment companies in Asia after 10 years of growth. Sun Seven Stars Media Group Limited incudes Sun Media Group, Sun Seven Stars Culture Group, Chat TV Group and Sun News Group. It has offices in over ten major cities including Beijing, Shanghai, Hong Kong, New York, LA, Paris, London and Toronto.

Mr. Wu received a PhD from the School of International Relations and Public Affairs at Fudan University in 2001 and prior to that received an MA in International Relations from Washington University, a BA in Business Management from Culver-Stockton College of Missouri and a diploma in Superior Studies in French Literature from the School of French Language and Literature at the University of Savoie in Chambery, France.

About YOU On Demand Holdings, Inc. (http://corporate.yod.com)

YOU On Demand (NASDAQ: YOD), is a leading multi-platform entertainment service company delivering premium content, including leading Hollywood movie titles, to customers across China via Subscription Video On Demand and Transactional Video On Demand. The Company has secured alliances with leading global media operators and content developers.  YOU On Demand has content distribution agreements in place with many of Hollywood's top studios including Disney Media Distribution, Paramount Pictures, NBC Universal,

Twentieth Century Fox Television Distribution, Miramax, as well as a broad selection of the best content from Chinese filmmakers. The Company has a comprehensive end-to-end secure delivery system, governmental partnerships and approvals and offers additional value-added services. YOU On Demand has strategic partnerships with the largest media entities in China, a highly experienced management team with international background and expertise in Cable, Television, Film, Digital Media, Internet and Telecom. YOU On Demand is headquartered in both New York, NY and Beijing, China.

CONTACT:

Jason Finkelstein

YOU On Demand

212-206-1216

jason.finkelstein@yod.com

@youondemand

corporate.yod.com